NEW IBERIA, LA – NYSE-AMEX:TSH - Patrick Little, President and CEO of Teche Holding Company, holding company for Teche Federal Bank, today reported that the Bank has completed its conversion from a federally chartered savings bank to a Louisiana chartered commercial bank, regulated by the Commissioner of the Office of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation (FDIC).  In addition, as a result of the charter conversion, the Board of Governors of the Federal Reserve System has replaced the Office of Thrift Supervision as the federal regulator for Teche Holding Company.

President Little remarked that, “This is a significant and positive change for our Bank in light of the Dodd-Frank Act which made certain changes that removed most of the advantages of our savings bank charter. We also believe there is a significant advantage to being a commercial bank and having a local, Louisiana-based regulator who understands and lives in our market area.  Additionally, we expect our annual regulatory assessment to decrease by approximately $100,000, a significant annual savings for our shareholders. There will be no changes to our name, our directors, officers or employees or in the Bank’s FDIC insurance coverage. Rates and terms of all loans and deposits will not change as a result of the charter conversion.”

Teche Holding Company is the parent company of Teche Federal Bank, which operates nineteen offices in South Louisiana and serves over 60,000 customers.  Teche Federal Bank is the fourth largest publicly traded bank holding company based in Louisiana with over $782 million in assets. The FDIC insures deposits at Teche Federal Bank up to the legal maximum amount.  Teche Holding Company’s common stock is traded under the symbol “TSH” on the NYSE AMEX.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation  Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Teche Holding Company with the Securities and Exchange Commission from time to time.   The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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